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                                                                     EXHIBIT 5.1

                         [BARNES & THORNBURG LETTERHEAD]

                                                           July 25, 2003

Vectren Corporation
Vectren Utility Holdings, Inc.
Indiana Gas Company, Inc.
Southern Indiana Gas and Electric Company
20 N.W. Fourth Street
Evansville, IN 47708

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Vectren Corporation ("Vectren"), Vectren Utility Holdings, Inc. ("VUHI") and Indiana Gas Company, Inc. ("Indiana Gas") and Southern Indiana Gas and Electric Company (each, an "Indiana Guarantor") and Vectren Energy Delivery of Ohio, Inc. (the "Ohio Guarantor" and, together with the Indiana Guarantors, the "Guarantors"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by VUHI of $200,000,000 of debt securities (the "Debt Securities") and related joint and several guarantees by the Guarantors of the Debt Securities (the "Guarantees") to be issued and sold under the provisions of the Indenture dated October 19, 2001, between the Corporation and the Guarantors and U.S. Bank Trust National Association, as Trustee (the "Indenture"), the Prospectus Supplement dated July 24, 2003 relating to the Registration Statement (the "Prospectus Supplement"), the Underwriting Agreement, dated July 24, 2003 among VUHI and the Guarantors and ABN AMRO Incorporated and Banc One Capital Markets, Inc. (the "Underwriting Agreement") and the related Terms Agreement dated July 24, 2003 (the "Terms Agreement"). We have examined such records, certificates and other documents and have made such investigation of law as we have deemed necessary in the circumstances.

     Based on that examination and investigation, it is our opinion that:

     (i) When (i) the Debt Securities and the Guarantees shall have been duly executed, authenticated and delivered in accordance with the Indenture, Prospectus, Prospectus Supplement, Underwriting Agreement and Terms Agreement and delivered against payment therefor and (ii) applicable state blue sky laws have been complied with in connection with the offer and sale of the Debt Securities, the Debt Securities will be legal, valid and binding obligations of VUHI and the

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Vectren Corporation
Vectren Utility Holdings, Inc.
Indiana Gas Company, Inc.
Southern Indiana Gas and Electric Company
July 25, 2003
Page 2

Guarantees by the Indiana Guarantors will be legal valid and binding obligations of the respective Indiana Guarantors enforceable against each of them in accordance with their respective terms subject to (a) the United States Bankruptcy Code, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (b) general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to judicial discretion.

     This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Indiana (without giving effect to any conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction.

     We consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement and to the filing of this opinion as Exhibit 5.1 to the Form 8-K of Vectren Utility Holdings, Inc. filed with the Securities and Exchange Commission on the date hereof.

                                         Very truly yours,


                                         /s/  Barnes & Thornburg
                                         --------------------------
                                           BARNES & THORNBURG